Exhibit 99.1
TIME WARNER CABLE REPORTS
2009 FOURTH-QUARTER AND FULL-YEAR RESULTS
NEW YORK, NY, January 28, 2010 — Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its fourth quarter and full year ended December 31, 2009.
Time Warner Cable Chief Executive Officer Glenn Britt said: “We enter 2010 with a strong business and a strong balance sheet, and we are very pleased to demonstrate confidence in our free cash flow by initiating a meaningful quarterly dividend. In the year ahead, we are excited about the investments we are making to drive further growth, and we expect to execute with the same discipline our investors have come to expect. We are well positioned to meet the challenges and opportunities ahead.”
FINANCIAL RESULTS
Fourth-quarter 2009 Revenues increased 3.0% from the fourth quarter of 2008 to $4.5 billion. Subscription revenues grew 4.2% year-over-year to $4.3 billion, driven by a 3.6% increase in residential subscription revenues and a 14.1% increase in commercial subscription revenues. Advertising revenues declined 17.6% to $201 million.
Full-year revenues increased 3.9% over 2008 to $17.9 billion. Subscription revenues grew 5.3% to $17.2 billion, with residential subscription revenues increasing 4.8% and commercial subscription revenues growing 15.4%. Advertising revenues declined 21.8% to $702 million.
In both the fourth quarter and full year of 2009, residential subscription revenue growth was driven by increases in video, high-speed data and voice revenues. The growth in residential video revenues was the product of an increase in DVR service revenues, video price increases, and continued growth in digital video subscribers, partially offset by a year-over-year decline in video subscribers (resulting, in part, from the sale of a group of small cable systems in December 2008), a decrease in premium channel subscribers, and lower transactional video-on-demand revenues. Residential high-speed data revenues increased as a result of growth in HSD subscribers. The growth in residential voice revenues was driven by an increase in Digital Phone subscribers, partially offset by a decrease in average monthly revenue per Digital Phone subscriber. Commercial subscription revenue growth was due primarily to increases in commercial high-speed data and Business Class Phone subscribers and an increase in cell tower backhaul and Metro Ethernet revenues. The advertising revenue declines for both the quarter and full year were due primarily to year-over-year declines in the auto, political and media categories.

(in millions; unaudited)	4th Quarter			Full Year
	2009	2008	Change	2009	2008	Change
Subscription revenues:
Video	$2,689	$2,646	1.6%	$10,760	$10,524	2.2%
High-speed data	1,158	1,077	7.5%	4,520	4,159	8.7%
Voice	484	435	11.3%	1,886	1,619	16.5%

Total Subscription revenues	4,331	4,158	4.2%	17,166	16,302	5.3%
Advertising revenues	201	244	(17.6%)	702	898	(21.8%)

Total revenues	$4,532	$4,402	3.0%	$17,868	$17,200	3.9%

Fourth-quarter 2009 Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) rose 3.0% over the fourth quarter of 2008 to $1.7 billion. The increase was driven by revenue growth, partially offset by a 3.0% increase in operating expenses. In particular, video programming expenses grew 5.2% to $985 million, employee costs were up 2.9% to $934 million, marketing expense grew 27.0% to $155 million and voice costs increased 11.6% to $163 million, while bad debt expense declined by $40 million. Operating Income was $891 million compared to an Operating Loss of $13.9 billion in the fourth quarter of 2008.
Full-year 2009 Adjusted OIBDA rose 4.7% over 2008 to $6.5 billion. The year-over-year increase in Adjusted OIBDA was driven by revenue growth, partially offset by a 3.4% increase in operating expenses. For the full year, video programming expenses grew 6.5% to $4.0 billion, employee costs were up 2.5% to $3.7 billion, and voice costs increased 14.7% to $633 million, while bad debt expense declined by $38 million. Operating Income was $3.3 billion in 2009 compared to an Operating Loss of $11.8 billion in 2008.
In both the fourth-quarter and full-year 2009, video programming expenses increased due to contractual rate increases, incremental retransmission consent expense and the expansion of service offerings, offset, in part, by a decline in video and premium channel subscriptions; employee costs increased primarily as a result of higher employee pension and medical expenses; and voice costs increased due to growth in Digital Phone subscribers. Declines in bad debt expense in both periods reflected improvements in collection efforts and a reduction in the allowance for doubtful accounts to reflect the quality of residential receivables as of the end of 2009.
Adjusted OIBDA for the fourth-quarter and full-year 2009 excludes the expenses noted in the table below.

(in millions; unaudited)	4th Quarter			Full Year
	2009	2008	Change	2009	2008	Change
Adjusted OIBDA(a)	$1,710	$1,661	3.0%	$6,492	$6,201	4.7%
Adjusted OIBDA margin(b)	37.7%	37.7%		36.3%	36.1%
Impairment of cable franchise rights	—	(14,822)	NM	—	(14,822)	NM
Loss on sale of cable systems	(2)	(13)	(84.6%)	—	(58)	(100.0%)
Separation-related “make-up” equity award costs	(3)	—	NM	(9)	—	NM
Restructuring costs	(17)	(1)	NM	(81)	(15)	440.0%

OIBDA(a)	1,688	(13,175)	NM	6,402	(8,694)	NM
Depreciation	(731)	(703)	4.0%	(2,836)	(2,826)	0.4%
Amortization	(66)	(66)	—	(249)	(262)	(5.0%)

Operating Income (Loss)	$891	$(13,944)	NM	$3,317	$(11,782)	NM

NM — Not meaningful.

(a) Refer to Note 3 to the accompanying consolidated financial statements for a definition of OIBDA and Adjusted OIBDA.

(b) Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenues.

Fourth-quarter 2009 Net Income Attributable to TWC was $322 million, or $0.91 per basic and diluted common share, and full-year Net Income Attributable to TWC was $1.1 billion, or $3.07 per basic common share and $3.05 per diluted common share. Note 2 to the accompanying consolidated financial statements details certain items affecting the comparability of net income (loss) attributable to TWC for the fourth quarter and full year of 2009 to that for the fourth quarter and full year of 2008. Excluding these items, fourth-quarter and full-year 2009 net income attributable to TWC decreased compared to the prior year periods, primarily reflecting an increase in interest expense related to the debt incurred to fund the Company’s March 2009 $10.9 billion special cash dividend, partly offset by a decrease in net income attributable to noncontrolling interests and higher Operating Income.

(in millions, except per share data; unaudited)	4th Quarter			Full Year
	2009	2008	Change	2009	2008	Change
Net income (loss) attributable to TWC	$322	$(8,164)	NM	$1,070	$(7,344)	NM
Net income (loss) attributable to TWC per common share:
Basic	$0.91	$(25.07)	NM	$3.07	$(22.55)	NM
Diluted	$0.91	$(25.07)	NM	$3.05	$(22.55)	NM

NM — Not meaningful.

Full-year 2009 Adjusted OIBDA less Capital Expenditures totaled $3.3 billion, a 21.7% increase over 2008, due to higher Adjusted OIBDA and lower capital expenditures. Capital Expenditures were $3.2 billion in 2009, an 8.3% decrease from 2008, largely reflecting lower residential capital spending, particularly lower spending on customer premise equipment, upgrades/rebuilds and line extensions, partially offset by higher commercial capital spending.

(in millions; unaudited)	4th Quarter			Full Year
	2009	2008	Change	2009	2008	Change
Adjusted OIBDA	$1,710	$1,661	3.0%	$6,492	$6,201	4.7%
Capital expenditures	(944)	(940)	0.4%	(3,231)	(3,522)	(8.3%)

Adjusted OIBDA less Capital expenditures	$766	$721	6.2%	$3,261	$2,679	21.7%

Free Cash Flow for the full-year 2009 increased 10.2% to $1.9 billion from $1.7 billion in 2008, due mainly to lower capital expenditures, partially offset by a decrease in cash provided by operating activities. Cash Provided by Operating Activities for the full-year 2009 was $5.2 billion, a 2.3% decrease from $5.3 billion in the full-year 2008. This decrease was related primarily to an increase in net cash interest payments, a change in working capital requirements and higher restructuring payments, offset partly by higher Adjusted OIBDA and lower pension plan contributions.

(in millions; unaudited)	4th Quarter			Full Year
	2009	2008	Change	2009	2008	Change
Cash provided by operating activities	$1,374	$1,436	(4.3%)	$5,179	$5,300	(2.3%)
Capital expenditures	(944)	(940)	0.4%	(3,231)	(3,522)	(8.3%)
Cash paid for other intangible assets	(8)	(9)	(11.1%)	(25)	(34)	(26.5%)
Other	(1)	(2)	(50.0%)	(6)	(5)	20.0%

Free Cash Flow(a)	$421	$485	(13.2%)	$1,917	$1,739	10.2%

(a)	Refer to Note 3 to the accompanying consolidated financial statements for a definition of Free Cash Flow.

Net Debt and Mandatorily Redeemable Preferred Equity totaled $21.6 billion as of December 31, 2009, down $1.5 billion since March 31, 2009, the end of the quarter in which the Company paid its $10.9 billion special cash dividend, driven by Free Cash Flow.

(in millions; unaudited)	12/31/09	3/31/09	12/31/08
Total debt	$22,331	$23,158	$17,728
Cash and equivalents	(1,048)	(396)	(5,449)

Net debt(a)	21,283	22,762	12,279
Mandatorily redeemable preferred equity	300	300	300

Net debt and mandatorily redeemable preferred equity	$21,583	$23,062	$12,579

(a)	Net debt is defined as total debt less cash and equivalents.
SUBSCRIBER METRICS
For the full-year 2009, Primary Service Unit (“PSU”) net additions were 795,000, including 101,000 in the fourth quarter. At December 31, 2009, total PSUs were 26.4 million. Double and Triple Play Subscribers increased by 27,000 and 64,000 in the fourth quarter, respectively, and bundled subscribers totaled 8.3 million, or 57.3% of total customer relationships as of December 31, 2009.

(in thousands)		Net
	9/30/09	Change	12/31/09
Video subscribers	12,964	(105)	12,859
Residential high-speed data subscribers	8,874	120	8,994
Commercial high-speed data subscribers	293	2	295
Residential Digital Phone subscribers	4,078	75	4,153
Commercial Digital Phone subscribers	58	9	67

Primary service units	26,267	101	26,368
Digital video subscribers	8,810	56	8,866

Revenue generating units	35,077	157	35,234

Single play subscribers	6,370	(146)	6,224
Double play subscribers	4,873	27	4,900
Triple play subscribers	3,384	64	3,448

Customer relationships	14,627	(55)	14,572

Refer to the Trending Schedules posted on the Company’s website at www.timewarnercable.com/investors for definitions related to the Company’s subscriber metrics.
Non-GAAP Financial Measures
The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Operating Income (Loss) before Depreciation and Amortization, Adjusted OIBDA, Adjusted OIBDA less Capital Expenditures and Free Cash Flow. Refer to Note 3 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.
About Time Warner Cable
Time Warner Cable is the second-largest cable operator in the U.S., with technologically advanced, well-clustered systems located in five geographic areas — New York State (including New York City), the Carolinas, Ohio, southern California (including Los Angeles) and Texas. Time Warner Cable serves more than 14 million customers who subscribe to one or more of its video, high-speed data and voice services. Time Warner Cable Business Class offers a suite of phone, Internet, Ethernet and cable television services to businesses of all sizes. Time Warner Cable Media Sales, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions that are targeted and affordable. More information about the services of Time Warner Cable is available at www.timewarnercable.com, www.twcbc.com and www.twcmediasales.com.
Information on Conference Call
Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Thursday, January 28, 2010. To listen to the call, visit www.timewarnercable.com/investors.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts:

Corporate Communications	Investor Relations
Alex Dudley (212) 364-8229	Tom Robey	(212) 364-8218
Justin Venech (212) 364-8242	Laraine Mancini	(212) 364-8202
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TIME WARNER CABLE INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	December 31,
	2009	2008
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$1,048	$5,449
Receivables, less allowances of $74 million and $90 million as of December 31, 2009 and 2008, respectively	663	692
Receivables from affiliated parties	—	161
Deferred income tax assets	139	156
Prepaid expenses and other current assets	252	201

Total current assets	2,102	6,659
Investments	975	895
Property, plant and equipment, net	13,919	13,537
Intangible assets subject to amortization, net	274	493
Intangible assets not subject to amortization	24,092	24,094
Goodwill	2,111	2,101
Other assets	221	110

Total assets	$43,694	$47,889

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$478	$546
Deferred revenue and subscriber-related liabilities	170	156
Payables to affiliated parties	42	209
Accrued programming expense	696	530
Other current liabilities	1,572	1,432

Total current liabilities	2,958	2,873
Long-term debt	22,331	17,727
Mandatorily redeemable preferred equity membership units issued by a subsidiary	300	300
Deferred income tax liabilities, net	8,957	8,193
Other liabilities	459	522
TWC shareholders’ equity:
Class A common stock, $0.01 par value, 0 shares and 300.7 million shares issued and outstanding as of December 31, 2009 and 2008, respectively	—	3
Class B common stock, $0.01 par value, 0 shares and 25.0 million shares issued and outstanding as of December 31, 2009 and 2008, respectively	—	—
Common stock, $0.01 par value, 352.5 million shares and 0 shares issued and outstanding as of December 31, 2009 and 2008, respectively	4	—
Paid-in capital	9,813	19,514
Accumulated other comprehensive loss, net	(319)	(467)
Accumulated deficit	(813)	(1,886)

Total TWC shareholders’ equity	8,685	17,164
Noncontrolling interests	4	1,110

Total equity	8,689	18,274

Total liabilities and equity	$43,694	$47,889

See accompanying notes.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
		(recast)
	(in millions, except per share data)
Revenues:
Subscription:
Video	$2,689	$2,646	$10,760	$10,524
High-speed data	1,158	1,077	4,520	4,159
Voice	484	435	1,886	1,619

Total subscription	4,331	4,158	17,166	16,302
Advertising	201	244	702	898

Total revenues	4,532	4,402	17,868	17,200
Costs and expenses:
Costs of revenues(a)	2,132	2,048	8,555	8,145
Selling, general and administrative(a)	693	693	2,830	2,854
Depreciation	731	703	2,836	2,826
Amortization	66	66	249	262
Restructuring costs	17	1	81	15
Impairment of cable franchise rights	—	14,822	—	14,822
Loss on sale of cable systems	2	13	—	58

Total costs and expenses	3,641	18,346	14,551	28,982

Operating Income (Loss)	891	(13,944)	3,317	(11,782)
Interest expense, net	(345)	(276)	(1,319)	(923)
Other expense, net	(3)	(366)	(86)	(367)

Income (loss) before income taxes	543	(14,586)	1,912	(13,072)
Income tax benefit (provision)	(220)	5,717	(820)	5,109

Net income (loss)	323	(8,869)	1,092	(7,963)
Less: Net (income) loss attributable to noncontrolling interests	(1)	705	(22)	619

Net income (loss) attributable to TWC	$322	$(8,164)	$1,070	$(7,344)

Net income (loss) attributable to TWC per common share:
Basic	$0.91	$(25.07)	$3.07	$(22.55)

Diluted	$0.91	$(25.07)	$3.05	$(22.55)

Average common shares outstanding:
Basic	352.5	325.7	349.0	325.7

Diluted	355.6	325.7	350.9	325.7

Special cash dividend declared and paid per common share	$—	$—	$30.81	$—

(a) Costs of revenues and selling, general and administrative expenses exclude depreciation.
See accompanying notes.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Year Ended
	December 31,
	2009	2008
	(in millions)
OPERATING ACTIVITIES
Net income (loss)	$1,092	$(7,963)
Adjustments for noncash and nonoperating items:
Depreciation and amortization	3,085	3,088
Impairment of cable franchise rights	—	14,822
Pretax (gain) loss on asset sales	(12)	49
Loss from equity investments, net of cash distributions	64	378
Deferred income taxes	676	(4,960)
Equity-based compensation	97	78
Changes in operating assets and liabilities, net of acquisitions:
Receivables	2	20
Accounts payable and other liabilities	161	48
Other changes	14	(260)

Cash provided by operating activities	5,179	5,300

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired and distributions received	(88)	(685)
Capital expenditures	(3,231)	(3,522)
Proceeds from asset sales	12	67

Cash used by investing activities	(3,307)	(4,140)

FINANCING ACTIVITIES
Borrowings (repayments), net(a)	1,261	(206)
Borrowings(b)	12,037	7,182
Repayments(b)	(8,677)	(2,817)
Debt issuance costs	(34)	(97)
Payment of special cash dividend	(10,856)	—
Other financing activities	(4)	(5)

Cash provided (used) by financing activities	(6,273)	4,057

Increase (decrease) in cash and equivalents	(4,401)	5,217
Cash and equivalents at beginning of period	5,449	232

Cash and equivalents at end of period	$1,048	$5,449

(a)	Borrowings (repayments), net, reflects borrowings under TWC’s commercial paper program with original maturities of three months or less, net of repayments of such borrowings.

(b)	Amounts represent borrowings and repayments related to debt instruments with original maturities greater than three months.
See accompanying notes.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. CHANGES IN BASIS OF PRESENTATION
     Effective January 1, 2009, Time Warner Cable Inc. (the “Company” or “TWC”) adopted authoritative guidance issued by the Financial Accounting Standards Board that establishes accounting and reporting standards for a noncontrolling interest in a subsidiary, including the accounting treatment upon the deconsolidation of a subsidiary. As required by this guidance, the Company has recast the presentation of noncontrolling interests in the prior year financial statements so that they are comparable to those of 2009.
     On March 12, 2009, the Company implemented a reverse stock split of all outstanding and treasury shares of TWC Common Stock at a 1-for-3 ratio. The Company has recast the presentation of share and per share data in the prior year financial statements to reflect the reverse stock split.
     Certain other reclassifications have been made to the prior year financial information to conform to the December 31, 2009 presentation.
2. ITEMS AFFECTING COMPARABILITY
     The following items affected the comparability of net income attributable to TWC for the three and twelve months ended December 31, 2009 and 2008:

(in millions, except per share data)	4th Quarter		Full Year
	2009	2008	2009	2008
Restructuring costs	$(17)	$(1)	$(81)	$(15)
Equity award reimbursement obligation to Time Warner(a)	(8)	—	(21)	—
Investment gains (losses)(b)	12	(367)	15	(366)
Loss on sale of cable systems	(2)	(13)	—	(58)
Amortization adjustment(c)	—	—	13	—
Separation-related “make-up” equity award costs(d)	(3)	—	(9)	—
Separation-related costs(e)	—	(14)	(41)	(62)
Investment in The Reserve Fund’s Primary Fund	5	—	(5)	—
Impairment of cable franchise rights	—	(14,822)	—	(14,822)

Pretax impact	(13)	(15,217)	(129)	(15,323)
Income tax impact of the above items	7	5,959	46	5,995
Income tax impact of certain state tax law changes in California	—	—	(38)	—
Portion of above items impacting income attributable to noncontrolling interests	—	747	1	751

After-tax impact	$(6)	$(8,511)	$(120)	$(8,577)

Impact per basic and diluted common share	$(0.02)	$(26.13)	$(0.34)	$(26.33)

(a)	Pursuant to an agreement with Time Warner Inc. (“Time Warner”), the Company is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise or vesting of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value of the underlying equity awards and is recorded in earnings in the period of change.
(b)	2009 amounts primarily consist of a $12 million gain due to a post-closing adjustment associated with the 2007 dissolution of Texas and Kansas City Cable Partners, L.P. 2008 amounts primarily consist of a $367 million impairment of the Company’s investment in Clearwire Communications LLC.
(c)	Amount represents adjustments to reduce excess amortization recorded in prior years.
(d)	As a result of the Company’s separation from Time Warner, pursuant to their terms, Time Warner equity awards held by TWC employees were forfeited and/or experienced a reduction in value. Amounts represent costs associated with TWC stock options and restricted stock units granted to TWC employees to offset these forfeitures and/or reduced values.
(e)	Amounts consist of direct transaction costs (e.g., legal and professional fees) and debt issuance costs. Direct transaction costs were $28 million for the twelve months ended December 31, 2009 and $2 million and $17 million for the three and twelve months ended December 31, 2008, respectively. Debt issuance costs were $13 million for the twelve months ended December 31, 2009 and $12 million and $45 million for the three and twelve months ended December 31, 2008, respectively.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)
3. USE OF NON-GAAP FINANCIAL MEASURES
     In discussing its performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include OIBDA, Adjusted OIBDA, Adjusted OIBDA less Capital Expenditures and Free Cash Flow, which the Company defines as follows:
•	OIBDA (Operating Income (Loss) before Depreciation and Amortization) means Operating Income (Loss) before depreciation of tangible assets and amortization of intangible assets.
•	Adjusted OIBDA means OIBDA excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; merger-related and restructuring costs; and costs associated with certain equity awards granted to employees to offset value lost as a result of the Company’s separation from Time Warner Inc.
•	Adjusted OIBDA less Capital Expenditures means Adjusted OIBDA minus capital expenditures.
•	Free Cash Flow means cash provided by operating activities (as defined under GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus any excess tax benefits from the exercise of stock options, less (i) capital expenditures, (ii) cash paid for other intangible assets, (iii) partnership distributions and (iv) principal payments on capital leases.
     Management uses OIBDA and Adjusted OIBDA, among other measures, in evaluating the performance of the Company’s business because they eliminate the effects of (1) considerable amounts of noncash depreciation and amortization and (2) items not within the control of the Company’s operations managers (such as net income (loss) attributable to noncontrolling interests, income tax benefit (provision), other income (expense), net, and interest expense, net). Adjusted OIBDA further eliminates the effects of certain noncash items identified in the definition of Adjusted OIBDA above. Adjusted OIBDA less Capital Expenditures also allows management to evaluate performance including the effect of capital spending decisions. Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures are also significant performance measures used in the Company’s annual incentive compensation programs. Free Cash Flow is used as an important indicator of the Company’s liquidity after the payment of cash taxes, interest and other cash items, including its ability to reduce net debt, pay dividends and make strategic investments. In addition, management believes that all of these measures are commonly used by analysts, investors and others in evaluating the Company’s performance and liquidity.
     These measures have inherent limitations. For example, OIBDA and Adjusted OIBDA do not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenues. To compensate for such limitations, management evaluates performance through Adjusted OIBDA less Capital Expenditures and Free Cash Flow, which reflect capital expenditures, and net income attributable to TWC, which reflects the periodic costs of capitalized assets. Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures do not reflect any of the items noted as exclusions in the definition of Adjusted OIBDA above. To compensate for these limitations, management evaluates performance through OIBDA and net income attributable to TWC, which do reflect such items. OIBDA, Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures also fail to reflect the significant costs borne by the Company for income taxes and debt servicing costs, the share of OIBDA, Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures attributable to noncontrolling interests, the results of the Company’s equity investments or other non-operational income or expense. Management

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)
compensates for these limitations by using other analytics such as a review of net income (loss) attributable to TWC. Free Cash Flow, a liquidity measure, does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such investments and acquisitions through other measures such as return on investment analyses.
     These measures should be considered in addition to, not as substitutes for, the Company’s Operating Income (Loss), net income (loss) attributable to TWC and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.